UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2024

STRYVE FOODS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38785	87-1760117
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Post Office Box 864 Frisco, TX	75034
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 987-5130

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	SNAX	The Nasdaq Stock Market LLC
Warrants	SNAXW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

The information set forth under Item 2.03, “Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant,” is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Beginning on January 8, 2024, Stryve Foods, Inc. (the “Company”) entered into a First Amendment to the Promissory Notes dated as of April 19, 2023 (the “Amendments”) with the holders (the “Lenders”) of $2.6 million in aggregate principal amount of the Company’s outstanding $4.1 million in aggregate principal amount of secured promissory notes (the “Notes”). The Amendments extend the maturity date of the Notes from December 31, 2023 to the earlier of (i) December 31, 2024, or (ii) the closing of the next sale or series of related sales by the Company of its equity securities from which the Company receives gross proceeds of not less than $3.0 million, excluding proceeds from the warrants held by the Lenders and any at the market equity facility. As consideration for the Lenders’ entry into the Amendments, the Company reduced the exercise price on the outstanding warrants issued to each of the Lenders in April 2023 from $7.701 per split-adjusted share to $2.75 per split-adjusted share. The Company is in discussions with the holder of the remaining $1.5 million in aggregate principal amount of the Notes. The Amendments entered into with the Lenders provide that the Lenders shall be offered the option to further amend their Notes to include any more favorable terms entered into with to such holders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 12, 2024

STRYVE FOODS, INC.

By:	/s/ R. Alex Hawkins
Name:	R. Alex Hawkins
Title:	Chief Financial Officer